Exhibit 19

A-MARK PRECIOUS METALS, INC INSIDER TRADING POLICY

(As amended May 10, 2024)

I.
Overview

The Federal securities laws prohibit "insider trading." Specifically, Rule 10b-5 under the Securities Exchange Act of 1934, as amended, applies to directors, officers, employees, consultants and significant stockholders of A-Mark Precious Metals, Inc. (the “Company”) who have access to material, non-public information concerning the Company or its prospects ("Inside Information"). Such persons (“Insiders”) may not buy or sell securities of the Company when they have Inside Information or otherwise use Inside Information to take actions to their own advantage or pass it on directly or indirectly to others who engage in such transactions. The Company itself also must comply with Rule 10b-5, including when it purchases its own securities in open market or privately negotiated transactions (accordingly, there term "Insiders" shall be deemed to include the Company, except where the context requires otherwise).

Buying or selling the Company's securities while in possession of Inside Information, regardless of whether the transaction would have taken place even if the Insider did not possess the Inside Information, may give rise to a variety of individual or derivative civil claims, as well as criminal and civil actions by the Securities and Exchange Commission (the “SEC”) or other governmental authorities. An Insider, when in possession of Inside Information, therefore must abstain from initiating trades. An Insider is also prohibited from giving tips, i.e., revealing the Inside Information to others who may trade on it or making investment recommendations to others based upon such information (even if the information is not disclosed).

An Insider who trades while in possession of material non-public information or tips others may also be breaching his or her fiduciary duties to the Company and its stockholders, and may be breaching obligations to maintain confidentiality and act in an ethical manner, which obligations arise from the Insider’s employment or other relationship to the Company and its subsidiaries.

The focus of this Policy is on trades in the Company's securities, particularly its Common Stock listed and traded in the Nasdaq Global Select Market. However, the laws against insider trading apply also where employees, directors, officers and consultants, in the course of their duties for the Company and its subsidiaries, come into possession of material non-public information regarding other companies and trade in the securities of those companies (or tip that information to others who trade). Except for Section V (regarding pre-clearance) and other sections where the context so requires, this Policy will be deemed to apply to Insiders who have acquired material non-public information regarding other companies in the course of their duties for the Company and its subsidiaries, such that the prohibitions explained in this Policy regarding trading in the Company's securities will apply as well to trading in (and other prohibited activities relating to) the securities of such other companies.

In order to prevent the violations and the potential liability described above, the Company has adopted this amended Insider Trading Policy (the "Policy"), effective May 10, 2024. The Policy is subject to change from time to time.

II.
To Whom Does the Policy Apply?

This Policy applies to all directors, officers, employees and consultants of the Company and its subsidiaries, and to significant stockholders if they are provided specific access to Company information, as well as to their immediate family members and entities controlled by the foregoing (as discussed below). All such persons should be considered “Insiders” for purposes of this Policy. The Policy applies to such persons located in and out of the United States. The Policy applies also to the Company in regards to transactions in its own securities (particularly repurchases), including persons with oversight responsibility over those Company transactions.

Insiders may not trade on the basis of Inside Information or tip Inside Information to others for trading, and this includes after their status as an Insider has terminated. It also applies to others who enter into a relationship with the Company that gives them the opportunity to obtain Inside Information about the Company. Generally speaking, you should assume that anyone who has material, nonpublic information has a duty not to trade on it or tip it to others for trading. Keep in mind that "tipping" includes not only directly communicating information, but also making recommendations to others based on it (even if the Insider Information is not directly disclosed). Additionally, the law provides that certain people in management and supervisory positions have a responsibility to implement appropriate measures to prevent others from "tipping" or trading on Inside Information.

This Policy applies to family members who reside with an Insider (including a spouse, a child, a child away at college), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by the Insider or are subject to the Insider’s influence or control, such as parents or children who consult with the Insider before they trade in Company securities (collectively referred to as “Family Members”). The Insider is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Insider before they trade in Company securities; the Insider should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Insider’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Insider or the Family Member.

This Policy applies to any entities that the Insider influences or controls, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

Certain Insiders with regular access to Inside Information are subject to heightened requirements under this Policy, as set forth in Section V.

Directors, officers, employees and consultants subject to the Policy will receive a copy of it or notice and access through our website and, from time to time, be required to sign an acknowledgment that they have reviewed the Policy, understand it and agree to abide by it.

III.
Summary of the Law of Insider Trading

A.
What Is Inside Information? Many of us who work at the Company - officers and non-officers alike - have access to information concerning the Company and its affairs that is confidential. Under the Federal securities laws, if someone possesses nonpublic information that is "material," they may not buy or sell the Company's securities while in the possession of such "material" nonpublic information. For these purposes, the Company's securities include not only our common stock but also any preferred stock and options - including both "put" and "call" options - to purchase or sell the Company’s common or preferred stock. For information to be considered Inside Information, it need not originate from within the Company or even relate to its internal operations. Information is deemed to be "nonpublic" until it has been published in a manner that makes it generally available to the marketplace.

B.
When Is Information Material? To be liable for trading on or tipping Inside Information, the information must be "material." Generally, information is material if "there is a substantial likelihood that a reasonable investor would consider such information important" in making an investment decision, and if such information would have been viewed by the reasonable investor as having "significantly altered the 'total mix' of information made available." Information that is likely to affect the price of a company's securities is material. Either positive or negative information may be "material."

Types of information that may be material include, but are not limited to: (1) earnings or revenue information; (2) mergers, acquisitions, tender offers, joint ventures or changes in assets, and offers that may lead to such transactions; (3) new products or discoveries, or developments regarding customers or suppliers, such as an acquisition or loss of a contract; (4) changes in control or in management; (5) change in auditors or auditor notification that the issuer may no longer rely on an auditor's report; (6) events regarding the issuer's securities, such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, special dividends, changes in dividends, spin-offs, changes to the rights of security holders, and public or private sales of additional securities; (7) events or allegations of misconduct by the Company, a subsidiary or members of management, internal or external investigations or information regarding criminal or civil litigation or actions or rulings by regulatory authorities affecting the Company; (8) cybersecurity breaches or incidents; and (9) bankruptcies or receiverships. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances. Chances are, if you learn something that leads you to want to buy or sell Company securities, that information will be considered material. It is important to keep in mind that material information need not be definitive or certain information: Information that an event is likely to happen, or even just that it may happen, can be considered material.

C.
The "Awareness" Standard. Pursuant to Rule 10b5-1, simply trading while in "knowing possession" of Inside Information is enough to establish liability; it does not matter whether the Inside Information was actually part of the reason for making the trade. In brief, it provides an "awareness" standard, whereby you trade "on the basis of" material nonpublic information if you were aware of the information at the time you bought or sold a security. Therefore, you cannot trade while you are aware of Inside Information even if you believe that the information has not influenced your decision; in other words, even if you would have traded without having the Inside Information (see Section IV(C) below regarding a limited exception).

IV.
Policy Provisions Applicable to All Insiders

A.
Prohibition Against Trading When in Possession of Inside Information. You may not trade or engage in other transactions in Company securities if you have Inside Information. When you have Inside Information, you must not buy, sell, place an order for a trade or engage in any other transaction, or recommend or direct the purchase or sale or other transaction in, any securities of the Company. This applies to transactions for your own account or for any account in which you have a direct or indirect beneficial ownership interest or for any other account over which you have discretionary authority, other investment authority or power of attorney (for example, a relative’s account or a firm account for which you have investment authority). Exceptions to this prohibition are limited to:

•
Stock option exercises entirely for cash (i.e., in which no option shares are sold in the market or withheld by the Company to cover the exercise price or withholding taxes);
•
Share withholding for taxes relating to settlement of Company equity awards where such withholding and the settlement date are terms fixed before the Inside Information became known;
•
Bona fide gifts of Company securities, provided that the recipient (including not only individuals but also a charitable organization, whether or not controlled by the insider-donor) must not sell the gifted securities until the the Inside Information has been fully disclosed or has ceased to be material;
•
Transactions permitted under Section IV(C).

This Policy applies even to transactions for which the Insider has obtained pre- clearance under Section V(A) (i.e., preclearance does not guarantee that a transaction is not in fact prohibited Insider trading).

B.
Prohibition Against "Tipping"; Preservation of Confidentiality. When you possess Inside Information, you may not share it with anyone else or advise any person to trade in the Company's stock or express any opinion as to trading in the Company's stock, whether or not that person is an Insider. Likewise, you may not disclose Inside Information to anyone either within or outside the Company, except as follows:

•
Disclosure by authorized persons on behalf of the Company and its subsidiaries for purposes of meeting applicable disclosure obligations or to further the business interests of the Company and its subsidiaries;
•
Disclosure otherwise compelled by law or regulation or disclosure to government authorities authorized and protected by law or regulation (such as under "whistle-blower" laws); and
•
Other disclosure, on a strict need-to-know basis and only under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

You should consult with the Compliance Officers in any case in which disclosure may be made but such disclosure is not clearly authorized under this Section IV.B.

C.
10b5-1 Plans. Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. Insiders are permitted (but not required) to enter into a "10b5-1 plan" for trading in Company securities, to avail themselves of the protection of Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. (Note that Rule 10b5-1 was amended in 2023, adding significant new restrictions.)

To comply with the Company's insider trading policy, a 10b5-1 plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1. In general, a 10b5-1 plan must meet the following principal requirements:

•
When adopted. The 10b5-1 plan must be entered into at a time when the Insider is not aware of any material non-public information regarding the Company.
•
Cooling-off period. The initial transaction under the plan must be delayed for a "cooling off period."
o
For directors and officers, the cooling-off period is until the later of (i) 90 days after the adoption or modification of the plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (the filing date does not count in this calculation). Thus, plans adopted relatively early in a fiscal quarter may be subject to a cooling-off period longer than 90 days, but the maximum period is 120 days.
o
For other persons, the cooling-off period is until 30 days after the adoption or modification of the plan, except no cooling-off period applies to a Company plan.
o
Once the plan is adopted, the Insider must not exercise any further influence over the amount of securities to be traded, the prices at which they are to be traded or the dates of the trades.
•
Specific terms or delegation of discretion. The 10b5-1 plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
•
Modifying a plan. Certain modifications to an established 10b5-1 plan trigger a new cooling-off period. Generally, a change to the amount, price, or timing of the purchase or sale of Company securities under a contract, instruction, or written plan (including a change to a written formula, algorithm or computer program affecting the amount, price or timing of trades) is a termination of the 10b5-1 plan and adoption of a replacement plan, so a new cooling-off period is required.
•
Overlapping plans: Insiders (other than the Company) may not have a second 10b5-1 plan relating to Company securities in place (or added) when a first 10b5-1 plan is in effect. A second (later), non-overlapping 10b5-1 plan can be adopted, but the second plan may not take effect until after the end of the cooling-off period that would apply if the second plan had been adopted on the date the earlier plan terminated. However, an exception to the no-overlapping-plan rule allows a separate "sell-to-cover" plan to authorize a broker to sell shares to pay tax withholding obligations upon the vesting or settlement of a Company equity award, if the Insider does not control the timing of the event triggering withholding.

•
Limit on “single-trade plans”: A 10b5-1 plan designed to effect an open-market purchase or sale of all the securities covered by the plan in a single transaction will qualify for the Rule's affirmative defense for only one such single-trade plan during any 12-month period. This provision does not apply to 10b5-1 plans of the Company.

•
Good faith requirement and certification. An Insider must act in good faith with respect to his or her Rule 10b5-1 plan. For example, the Insider would not be acting in good faith if the Insider induced the Company to publicly disclose, or to delay disclosure of, material non-public information so that the Insider's planned trades under a Rule 10b5-1 plan would be more profitable. This rule also applies to Company Rule 10b5-1 plans and to persons with oversight responsibility for transactions under Company plans.

In adopting or modifying a Rule 10b5-1 plan, a director or officer must to include a statement certifying that:

o
he or she is not aware of material nonpublic information about the Company or its securities; and
o
he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

The Company reserves the right to disclose publicly the terms of a 10b5-1 trading plan, including in public filings as required by SEC rules (see Item 408 of Regulation S-K) or otherwise in the discretion of the Company. The General Counsel may impose additional restrictions on the terms and procedures for an Insider to adopt a 10b5-1 trading plan.

D. Other Guidance Regarding Trading. To promote compliance with the applicable laws and this Policy, you should view all of your transactions in the Company's securities as involving investment decisions - not speculation. "In-and-out" trading of the Company's securities is strongly discouraged. This Policy applies irrespective of: (1) whether the Inside Information was acquired from an Insider; (2) whether the Inside Information was acquired during the course of a person's activities on behalf of the Company; (3) whether the trading at issue is personal in nature or for the benefit of a third party; and, (4) whether the conduct at issue violates the statutory and legal prohibitions against insider trading or tipping. The Policy should not, however, be construed to create criminal or civil legal duties that would not otherwise exist; the Policy does, however, impose obligations that are conditions of employment, service as a director or continued relationship with the Company. In planning for Company repurchases and purchases by Insiders that may take place in the same period, compliance with laws and regulations forbidding market manipulation, including possible compliance with Rule 10b-18, should be considered in consultation with the General Counsel.

V.
Policy Applicable to Certain Designated Insiders -- Trading Procedures for Company Securities

The Company requires that all directors, all executive officers, other employees serving on the Company’s Disclosure Committee, and, if designated by the General Counsel, other specified employees and consultants (together, “Designated Insiders”) comply with additional procedures and restrictions applicable to transactions in Company securities. Persons designated as Designated Insiders by action of the General Counsel will be notified of the designation. To further the purposes of this Policy, the General Counsel and the President have been designated as Compliance Officers for the Company.

The Company strongly encourages the ownership of Company stock by its directors and senior employees in amounts appropriate to their individual financial circumstances.

Any trading (which, again, includes purchases and sales) or other transactions in the Company securities must, however, be done in a manner consistent with this Policy. In addition, in order to guard against any inadvertent improper trading in Company securities, and to reduce the likelihood of even the appearance of any impropriety, this Policy requires that Designated Insiders, whose duties make it possible that at times they will be in possession of Inside Information, comply with the additional procedures and restrictions set forth below (the “Trading Procedures”).

The Trading Procedures applicable to a Designated Insider are as follows:

A.
Pre-Clearance. You must notify the Company’s General Counsel (Carol Meltzer – cmeltzer@amark.com) at least two business days before in any way acquiring or disposing of the Company securities, which (Section IV(A) notwithstanding) includes initiating an exercise of a Company stock option, making a gift of Company securities, adopting a 10b5-1 plan or engaging in any other transaction in the Company securities. The General Counsel will require submission of a written request for pre-clearance, to include specific information about the proposed transaction and confirmation that the transaction will comply with this Policy. The General Counsel will take steps to confirm that pre-clearance is appropriate. The Insider is prohibited from executing the proposed transaction until written pre-clearance is received (this may include by email). The Company may completely prohibit any proposed purchases, sales, option exercises or other transactions involving Company securities based on the potential existence of Inside Information or other issues that affect the proposed transaction. In addition, such pre-clearance will enable the legal department to assist you in identifying and meeting your other compliance obligations, such as (where applicable) Form 144 and Form 4 filings and compliance with Company ownership guidelines (if applicable). If an approved transaction is not completed by the end of the third trading day after pre-clearance is given, additional pre-clearance must be obtained before proceeding with the transaction (unless the pre-clearance applies to a 10b5-1 trading plan or the written approval otherwise specifies a longer period to complete the transaction). Pre-clearance may be revoked at any time prior to the Insider’s execution of the proposed transaction. If the General Counsel is not available, pre-clearance may be given by any other Compliance Officer. The Compliance Officers need not reveal to the Insider the reasons for denial of pre-clearance, and you should not communicate to any other person the fact that you have been denied pre-clearance or pre-clearance has been revoked. The Compliance Officers will maintain written or digital records of pre-clearance requests and the Officers' approval, denial or other response, in accordance with the Company's record retention policies.

B.
Window Periods. The Company has established quarterly “Window Periods” during which Designated Insiders will be permitted to engage in transactions in Company securities, provided that pre-clearance has been obtained under Section V(A) and then only in compliance with all other requirements of this Policy. In periods other than the window periods – sometimes referred to “blackout periods” -- Designated Insiders are prohibited from engaging in transactions in Company securities, except for the limited transactions listed in Section IV(A) (exercises of Company stock options entirely for cash, pre-specified share withholding for equity awards, certain bona fide gifts and transactions under a valid 10b5-1 plan; note that these transactions still require pre-clearance). A quarterly Window Period begins on the third trading day following the Company’s quarterly earnings release and generally ends three weeks prior to the close of the next fiscal quarter. The General Counsel may adjust the beginning or end date of a Window Period, and may preclude trades on specified days within the Window Period, in his or her discretion based on then prevailing circumstances, including the timing of corporate events (such as special dividends), balancing the need to provide reasonable opportunities for trading with the concern to prevent trades when material non-public information may be pending. All Designated Insiders will receive an email announcing the opening and closing of a Window Period. The Compliance Officers are authorized (i) to cancel a window period entirely or shorten or close any Window Period early or temporarily if they determine that a blackout is appropriate under the circumstances (for example, when an acquisition is pending) or to facilitate administration of equity compensation programs, or (ii) to extend the ending date of a window period for limited periods to account for other circumstances (such as a late opening date or a temporary closing of the Window Period).

Note: Trades within a Window Period still require

pre-clearance under Section V.A.

C.
Post-Transaction Notice. A Designated Insider who is a director or executive officer must give notice to the General Counsel of completion of any transaction in the Company securities, in order that the General Counsel can help such person to meet his or her Form 4 reporting obligations. Such notice must be provided as promptly as possible (normally on the same day as the transaction) and include relevant details regarding the completed transaction (this includes specific purchase/sale prices of shares rather than averages of prices from multiple transactions).

D.
Margining and Pledging Generally Prohibited. Designated Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, provided that the Compliance Officers may grant pre-clearance and permit pledges/margining where (i) the Insider’s holdings are substantial; (ii) the pledge is for a loan to be used for a purpose other than the purchase securities for which Company securities will provide margin; (iii) the inability to pledge the securities would reduce the ability of the Insider to properly manage his or her assets, and (iv) the circumstances of the Insider and the pledge and related loan are such that any risk of a call of the pledged securities that the Insider could not meet using other assets is minimal. Pre-clearance requests relating to pledging must be submitted at least two weeks before the transaction. The purpose of this restriction is that securities held in a margin account or pledged as collateral for a loan may be sold without the borrower’s consent by the broker if the borrower fails to meet a margin call or by the lender in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when a director or employee is aware of Inside Information may, under some circumstances, result in unlawful insider trading or other securities law violations. Note that pledges by directors or executive officers are subject to disclosure in the Company’s proxy statements.

E.
Derivatives, Hedging and Short Sales Prohibited. Designated Insiders are prohibited from trading in derivate securities not issued by the Company and engaging in hedging transactions relating to the Company securities or short selling of the Company securities for their own account. Such transactions are viewed as short-term or speculative, can lead to inadvertent violations of the insider trading laws and, in some cases (such as short sales by directors and executive officers), may be subject to civil or criminal penalties. The prohibited transactions include trading in put or call options in which the Company securities are the underlying security and which are not options, warrants or rights issued by the Company, purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds or entering into other monetization transactions that limit the Designated Insider’s ability to profit from an increase in the market price of the Company securities or provide an opportunity to profit from a decrease in the market price of the Company securities, and similar hedging transactions. So, for example, writing call options or put options on Company Common Stock is prohibited. However, transactions permitted under the Company’s compensatory plans, including those relating to stock options or stock appreciation rights, and acquisitions and dispositions of warrants or rights issued by the Company, are not prohibited by this Trading Procedure.

In addition to the above, directors and certain members of senior management are also subject to other requirements, including restrictions that can impose forfeitures of short-swing profits under Section 16 of the Securities Exchange Act of 1934.

The Trading Procedures apply to Designated Insiders while they are serving as directors, officers, employees or consultants of or to the Company. Upon termination of service, a Designated Insider is no longer subject to the Trading Procedures, although the Company recommends that voluntary compliance continue for six months after termination. In such circumstances, the General Counsel will remain available to assist you in meeting your legal obligations, including any applicable Form 144 or Form 4 filing obligations.

In appropriate circumstances, the General Counsel may make exceptions to the requirements relating to pre-clearance, trading in window periods or post-transaction notice (but not the Trading Procedures set forth in Section V(D) and (E)), where the General Counsel determines that such exception would not result in a violation of applicable law.

VI.
The Penalties For Misusing Inside Information

The penalties for unlawful trading of the Company's securities while in possession of Inside Information or communicating Inside Information to others are likely to be severe, both for the individuals involved in such conduct, their employers and "controlling persons" (i.e., persons who have the right to exercise control over the activities of others). Persons found to have traded on Inside Information or to have passed such Inside Information on to others have been subjected to investigation, civil sanctions and criminal prosecution. First- time penalties include:

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Civil injunctions;
•
Disgorgement of profits;
•
Civil penalties for the persons who committed the violation of up to $1,000,000 or three times the amount of profit gained or loss avoided, whether or not the person actually benefited;
•
Civil penalties for the employer or other "controlling persons" of up to the greater of

$2,500,000 or three times the amount of the profit gained or loss avoided; and

•
Criminal fines and jail sentences.

The SEC and other regulatory agencies aggressively investigate possible Insider Trading violations. Such agencies have sophisticated means to identify Insider Trading activity and also to identify relationships between persons who have traded before the announcement of material information and the Insiders who may have “tipped” them.

The Company will not tolerate any illegal conduct by Insiders. Moreover, if you violate this Policy, you may be subject to internal disciplinary action, up to and including, for example, censure, fine, suspension, restriction on activities, forfeiture of bonus and immediate termination of your employment or service.

VII.
Investigations of Suspicious Activity

The Compliance Officers shall investigate all questionable, anomalous or suspicious trades whether discovered through scheduled reviews or otherwise. The scope and extent of any particular inquiry shall be determined by the nature of the particular trade in question. At a minimum, a Compliance Officer will contact the employee or other involved person for an explanation as to the trades in question.

The Compliance Officers will keep a record of all inquiries. The record will contain, at a minimum, the following:

•
The name of the security;
•
The date the investigation commenced;
•
An identification of the accounts involved; and
•
A summary of the disposition of the investigation.

In the event that one of the Compliance Officers commences an investigation or inquiry into potential insider trading or tipping, each Insider is required to provide full access to the Compliance Officer to any and all account records and documents that the Compliance Officer deems to be relevant to the investigation or inquiry and cooperate fully in all other respects with the Compliance Officer.

VIII.
Special Reports to Management

Promptly upon learning of an actual or potential violation of the Policy, the Compliance Officers will prepare and maintain in the Company's records a written report providing full details of the situation and any remedial action taken.

IX.
Common Procedures

All of the points and procedures described in this memorandum are quite common for a public company. The Board of Directors has approved the Policy in order to ensure that both the Company and its Insiders are protected, to the maximum extent, against potential claims that Insiders are in possession of Inside Information when trading in Company securities.

X.
Additional Information

While most of the situations intended to be covered by this Policy will be self-evident, there may be instances of doubt, and in such cases you should discuss the matter directly with our Compliance Officers. Needless to say, the circulation of this memorandum is simply a precautionary matter and does not indicate any awareness by management of any anticipated violation of the Policy. If you have any questions regarding the content of this memorandum, please contact either of the Compliance Officers.

Commencing in 2024, the Company will provide disclosure regarding this Policy as required by Item 408 and Item 601(b)(19) of Regulation S-K.

A-MARK PRECIOUS METALS, INC. RECEIPT AND ACKNOWLEDGMENT

To the General Counsel of A-Mark Precious Metals, Inc. (the “Company”):

I, , have read the Company’s Insider Trading Policy (the “Policy”), and I understand and acknowledge the principles and standards of conduct set forth in the Policy. I will adhere to and comply with the Policy.

I understand that the Company can, at its sole discretion, change, update, eliminate or deviate from the guidelines in the Policy.

I understand that this statement and agreement does not constitute or give rise to any contract of employment or a guarantee or promise from the Company or any subsidiary of any kind.

Signature

Date

PLEASE SIGN AND RETURN THIS FORM TO THE GENERAL COUNSEL